Exhibit 10(y)

September 21, 2023

VIA PERSONAL DELIVERY

Mr. Craig Pommells
Senior Vice President – Chief Financial Officer
Cracker Barrel Old Country Store, Inc.
305 Hartmann Dr.
Lebanon, TN  37087

Re:	Supplemental Severance Agreement

Dear Craig:

This letter agreement supersedes and replaces the letter agreement dated July 17, 2023 between you and Cracker Barrel Old Country Store, Inc. (the “Company”).  To incentivize your continued employment with the Company, the Compensation Committee of the Company’s Board of Directors has authorized me to provide you with certain additional rights as outlined in this letter.

If at any time during the period of time set forth on Exhibit A to this letter (the “Protected Period”) you undergo a “Qualifying Termination”, as such term and all other terms not otherwise defined herein are defined in that certain Severance Agreement between you and the Company dated December 7, 2021 (“Severance Agreement”), you will be entitled to receive a special lump sum cash payment as set forth on Exhibit A to this letter (the “Extra Termination Payment”).  The Extra Termination Payment would be in addition to the other severance payments provided for in the Severance Agreement.

Notwithstanding the foregoing, if your employment relationship with the Company is terminated for Cause as defined in Exhibit B, you will not be entitled to the Extra Termination Payment, although you may still be entitled to other payments under the Severance Agreement.  Note that the definition of “Cause” in Exhibit B is broader than the definition under the Severance Agreement.

The Extra Termination Payment will be considered an additional payment to you pursuant to the Severance Agreement, and all terms and conditions of the Severance Agreement (other than the definition of “Cause”) will apply thereto and in respect thereof.  Among other things, this means that (i) the Company’s obligation to make the Extra Termination Payment is subject to your timely execution and delivery of the Release and your compliance with all restrictive covenants under Section 3 of the Severance Agreement, and (ii) Sections 5 through 13 of the Severance Agreement apply equally to this letter agreement and are incorporated herein by reference.

Mr. Craig Pommells
September 21, 2023

If you are entitled to receive the Extra Termination Payment, it will be paid to you in a lump-sum on the first payroll period occurring on or after the 60th day following the date of your Qualifying Termination.  The Extra Termination Payment will be subject to all applicable taxes, withholdings, and rights of set-off and recoupment under applicable law, the Severance Agreement and applicable Company policies.

For the avoidance of doubt, you will not be entitled to receive the Extra Termination Payment, and this letter agreement will be null and void and of no further effect, if (i) your Qualifying Termination takes effect prior to or following the expiration of the Protected Period, (ii) the termination of your employment does not constitute a Qualifying Termination under the Severance Agreement, including a termination for “Cause” as defined on Exhibit B hereto, (iii) you do not timely execute and deliver the Release or you violate your obligations under the Severance Agreement, or (iv) if your termination of employment occurs following a Change In Control, in which case the terms of that certain Change In Control Agreement between you and the Company dated December 7, 2021 (“CIC Agreement”) will apply.  The termination of this letter agreement by itself will not impact your other rights or obligations under the Severance Agreement or the CIC Agreement, both of which will remain in full force and effect, but subject to the amendment set forth in the next paragraph.

Currently, the term “Restricted Business” under the Severance Agreement and the CIC Agreement is defined to mean “any business within the United States that is engaging in the multi-unit restaurant business that offers full service dining”.  We both agree that this definition should instead be, and hereby is, amended and replaced in its entirety under both agreements to mean “any of the following companies or any restaurant business directly or indirectly owned, franchised, or operated by any of them or their respective subsidiaries:  Bloomin’ Brands, Inc., Brinker International, Inc., Cheesecake Factory, Inc., Darden Restaurants, Inc., Denny’s Corporation, Dine Brands Global, Inc., First Watch Restaurant Group, Inc., Red Robin Gourmet Burgers, Inc., and/or Texas Roadhouse, Inc.”

If you are in agreement with the terms of this letter, kindly confirm by countersigning in the space indicated below and return a copy to Rich Wolfson.  Please retain a copy for your records.

Sincerely,

/s/ Sandra B. Cochran

Cracker Barrel Old Country Store, Inc.	Agreed and Accepted
Sandra B. Cochran	By: /s/ Craig Pommells
President and Chief Executive Officer	Name: Craig Pommells
Date: September 21, 2023

Mr. Craig Pommells
September 21, 2023

Exhibit A
Protected Period and Calculation of Termination Payment

Craig Pommells

Effective Date of Qualifying Termination	Amount of Termination Payment

Prior to November 1, 2023	0
November 1, 2023 – April 30, 2024	$2,700,000
May 1, 2024 – October 31, 2024	$2,575,000
November 1, 2024 – December 6, 2024	$2,450,000
December 7, 2024 – September 30, 2025	$2,050,000
October 1, 2025 – October 31, 2025	$1,050,000
November 1, 2025 and after	0

*          The Termination Payment may not exceed an amount equal to three times the sum of your then-most recent base salary plus annual bonus and will be automatically reduced to one dollar less than such amount in the event that it would.

Mr. Craig Pommells
September 21, 2023

Exhibit B

Definition of “Cause”

For purposes of determining whether a termination of your employment is a Qualifying Termination entitling you to the Extra Termination Payment, “Cause” will mean any of the following:

(A)          Your personal dishonesty or willful misconduct in connection with any material aspect of your duties to the Company;

(B)          your breach of a fiduciary duty to the Company;

(C)          your conviction for, or pleading guilty or no contest to, any felony or crime involving moral turpitude;

(D)         your willful or intentional misconduct that causes (or is reasonably believed by the Company to have caused) material and demonstrable injury, monetarily, reputationally or otherwise, to the Company;

(E)          your material violation of any Company policy then in effect; or

(F)        your failure to (i) dedicate substantially the same level of effort, time, and attention to discharging your responsibilities as you have customarily demonstrated and dedicated prior to the date of this letter agreement, or (ii) adequately follow the material instructions or respond to the material requests of your supervisor, in each case as determined by a majority of the then-current members of the Compensation Committee of the Company’s Board of Directors in their absolute discretion.